Exhibit 5.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

July 1, 2019

Castor Maritime Inc.
Christodoulou Chatzipavlou 223,
Hawaii Royal Gardens, Apart. 16,
3036 Limassol, Cyprus

Re: Castor Maritime Inc.

Ladies and Gentlemen:

We have acted as counsel to Castor Maritime Inc. (the “Company”) in connection with (i) the Company’s at-the-market offering (the “Offering”) of shares of its common stock, par value $0.001 per share, having an aggregate offering price of up to US$10,000,000 (the “Shares”), which Shares include related preferred stock purchase rights (the “Preferred Share Purchase Rights”); (ii) the Equity Distribution Agreement, dated June 28, 2019 (the “Equity Distribution Agreement”), between the Company and Maxim Group LLC, as agent (the “Agent”), including any amendments or supplements thereto, pursuant to which the Company may offer the Shares through the Agent, from time to time; (iii) the preparation of the Company’s registration statement on Form F-3 (File No. 333-232052), declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on June 21, 2019 (the “Registration Statement”); (iv) a prospectus included therein (the “Base Prospectus”) and (v) a prospectus supplement thereto dated June 28, 2019 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Equity Distribution Agreement, (ii) the Registration Statement, (iii) the Base Prospectus, (iv) the Prospectus Supplement, (v) the Stockholders Rights Agreement dated November 20, 2017, as amended, relating to the Preferred Share Purchase Rights (the “Rights Agreement”) and (vi) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with the Offering have been duly authorized, executed and delivered by each of the parties thereto other than the Company, and (ii) the terms of the Offering comply in all respects with the terms, conditions and restrictions set forth in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Shares, there will not have occurred any change in the law or the facts affecting the validity of the Shares.

Castor Maritime Inc.
July 1, 2019

With respect to the Shares, we have assumed that, as of each and every time any of the Shares are issued in accordance with the Equity Distribution Agreement, the Company will have a sufficient number of authorized and unissued Shares available for issuance under its Articles of Incorporation, as amended.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that:

1.	The Shares and the Preferred Share Purchase Rights have been duly authorized by the Company.

2.	The Shares, when issued, sold and paid for as contemplated in the Prospectus and Equity Distribution Agreement, will be validly issued, fully paid and non-assessable.

3.
When the Shares are issued, sold and paid for as contemplated in the Prospectus and Equity Distribution Agreement, the related Preferred Share Purchase Rights will constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

The foregoing opinions are subject in each case to applicable insolvency, bankruptcy, reorganization, moratorium, fraudulent transfer, fraudulent conveyance or other similar laws affecting generally the enforceability of creditors’ rights from time to time in effect and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, including application of principles of good faith, fair dealing, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles.

This opinion is limited to the laws of the State of New York, the federal laws of the United States of America, and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 6-K to be filed with the Commission on the date hereof, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement or Prospectus.

Very truly yours,

/s/ Seward & Kissel LLP